Exhibit 99.1

Teva Reports Fourth Quarter and Full Year 2021 Financial Results

TEL AVIV, Israel--(BUSINESS WIRE)--February 9, 2022--Teva Pharmaceutical Industries Ltd. (NYSE and TASE: TEVA) today reported results for the year and the quarter ended December 31, 2021.

  Q4 2021 and FY 2021 highlights:
	Q4 2021	FY 2021

Revenues	$4.1 billion	$15.9 billion
GAAP diluted EPS	$(0.14)	$0.38
Non-GAAP diluted EPS	$0.77	$2.58
Cash flow generated from operating activities	$456 million	$798 million
Free cash flow	$716 million	$2,196 million
  2022 business outlook:
    Revenues are expected to be $15.6 - $16.2 billion
    Non-GAAP diluted EPS is expected to be $2.40 - $2.60
    Free cash flow is expected to be $1.9 - $2.2 billion

"In 2021 Teva delivered solid results, generating strong cash flow and improving our profitability. While COVID-19 continued to impact patient behavior and global prescribing patterns, we continued to optimize our supply chain and manufacturing capabilities to provide essential medicines to the millions of patients who rely on us throughout the world. We improved our gross and operating margin and reduced our net debt, keeping us on our path to achieve our 2023 long-term goals", said Mr. Kåre Schultz, Teva’s President and CEO.

Mr. Schultz continued: "Looking forward to 2022, we expect to see continued growth of our key products AUSTEDO® and AJOVY®, as well as to continue to advance our core business through the launch of high quality generic medicines around the world. We are also excited about the expected FDA approval and launch of Risperidone LAI, an important treatment for patients suffering from schizophrenia.

Regarding the recently announced settlement in the opioid-related litigation in Texas, Mr. Schultz stated, "I'm very pleased with the agreement we reached with the state of Texas, the second most populous state in the U.S. Not only does it mark a further step in resolving our legacy opioids litigations more broadly, but importantly also makes critical medicines part of the solution when addressing the opioids epidemic. While the agreement includes no admission of wrongdoing, it remains in our best interest to put these cases behind us and continue to focus on the patients we serve every day.”

2021 Annual Consolidated Results

Revenues in 2021 were $15,878 million, a decrease of 5%, in U.S. dollars or 6% in local currency terms, compared to 2020, mainly due to lower revenues from COPAXONE®, generic products in the U.S., generic products in Japan resulting from the divestment of a majority of the generic and operational assets of our Japanese business venture and Anda, partially offset by higher revenues from AUSTEDO and AJOVY. Revenues continued to be affected by the ongoing impact of the COVID-19 pandemic on markets and on customer stocking and purchasing patterns.

Exchange rate movements during 2021, including hedging effects, positively impacted revenues by $232 million, GAAP operating income by $49 million and non-GAAP operating income by $55 million, each as compared to 2021.

GAAP gross profit was $7,594 million in 2021, a decrease of 2% compared to 2020. GAAP gross profit margin was 47.8% in 2021, compared to 46.4% in 2020. Non-GAAP gross profit was $8,612 million in 2021, a decrease of 1% compared to 2020. Non-GAAP gross profit margin was 54.2% in 2021, compared to 52.4% in 2020. This increase in both GAAP and non-GAAP gross profit as a percentage of revenues was mainly due to higher profitability in North America, resulting from higher revenues from AUSTEDO and AJOVY and a favorable mix of generic products, as well as higher profitability in Europe and International Markets, partially offset by lower revenues from COPAXONE due to generic competition.

GAAP Research and Development (R&D) expenses in 2021 were $967 million, a decrease of 3% compared to 2020. Non-GAAP R&D expenses in 2021 were $933 million, or 5.9% of revenues, compared to $941 million, or 5.6% of revenues, in 2020. The decrease in non-GAAP R&D expenses in 2021, compared to 2020, was mainly due to a decrease in the pain and neuropsychiatry therapeutic areas, partially offset by higher R&D expenses related to generic products including biosimilars.

GAAP Selling and Marketing (S&M) expenses in 2021 were $2,429 million, a decrease of 3% compared to 2020. Non-GAAP S&M expenses were $2,297 million, or 14.5% of revenues, in 2021, compared to $2,322 million, or 13.9% of revenues, in 2020.

GAAP General and Administrative (G&A) expenses in 2021 were $1,099 million, a decrease of 6% compared to 2020. Non-GAAP G&A expenses were $1,029 million in 2021, or 6.5% of revenues, compared to $1,115 million, or 6.7% of revenues, in 2020.

GAAP other income in 2021 was $98 million, compared to $40 million in 2020. Non-GAAP other income in 2021 was $48 million, compared to $31 million in 2020.

GAAP operating income was $1,716 million in 2021, compared to an operating loss of $3,572 million in 2020. GAAP operating loss in 2020 was mainly affected by goodwill impairment charges and intangible asset impairments. Non-GAAP operating income was $4,401 million in 2021, or 27.7% of revenues compared to $4,388 million, or 26.3% of revenues in 2020.

EBITDA (defined as operating income, excluding amortization and depreciation expenses) was $3,046 million in 2021, compared to negative EBITDA of $2,007 million in 2020. Adjusted EBITDA (defined as non-GAAP operating income excluding depreciation expenses) was $4,911 million in 2021, compared to $4,912 million in 2020.

In 2021, GAAP financial expenses were $1,058 million, compared to $834 million in 2020. Non-GAAP financial expenses were $930 million in 2021, compared to $918 million in 2020.

In 2021, we recognized a GAAP tax expense of $211 million, or 32%, on a pre-tax income of $658 million. In 2020, we recognized a tax benefit of $168 million, or 4%, on a pre-tax loss of $4,406 million. Our tax rate for 2020 was lower than in 2021 mainly due to a goodwill impairment charge that did not have a corresponding tax effect. Non-GAAP income taxes for 2021 were $570 million on non-GAAP pre-tax income of $3,471 million. Non-GAAP income taxes in 2020 were $577 million on non-GAAP pre-tax income of $3,470 million. The non-GAAP tax rate for 2021 was 16.4%, similar to 16.6% in 2020.

GAAP net income attributable to Teva and GAAP diluted earnings per share in 2021 were $417 million and $0.38, respectively, compared to net loss of $3,990 million and diluted loss per share of $3.64 in 2020. Non-GAAP net income attributable to Teva and non-GAAP diluted earnings per share in 2021 were $2,855 million and $2.58, respectively, compared to $2,830 million and $2.57 in 2020.

The weighted average diluted shares outstanding used for the fully diluted share calculation on a GAAP basis for 2021 and 2020 were 1,107 million and 1,095 million shares, respectively. The weighted average diluted outstanding shares used for the fully diluted earnings per share calculation on a non-GAAP basis for 2021 and 2020 were 1,107 million and 1,099 million shares, respectively.

As of December 31, 2021 and 2020, the fully diluted share count for purposes of calculating our market capitalization was approximately 1,128 million and 1,117 million shares, respectively.

Non-GAAP information: Net non-GAAP adjustments in 2021 were $2,438 million. Non-GAAP net income and non-GAAP EPS for the year were adjusted to exclude the following items:

  Amortization of purchased intangible assets totaling $802 million, of which $702 million is included in cost of goods sold and the remaining $99 million in S&M expenses;
  Legal settlements and loss contingencies of $717 million;
  $584 million impairment of long-lived assets comprised mainly of impairments of identifiable intangible assets totaling $424 million ($297 million of product rights and trade names and $127 million of in process R&D assets) and tangible assets impairments in our Europe and North America segments;
  Restructuring expenses of $133 million;
  Financial expenses of $128 million, mainly related to revaluation of marketable securities;
  Equity compensation expenses of $118 million;
  Costs related to regulatory actions taken in facilities of $23 million;
  Purchase of in process R&D of $15 million;
  Contingent consideration expense of $7 million;
  Divested gain in amount of $51 million;
  Other non-GAAP items of $337 million;
  Minority interest adjustment of $15 million; and
  Related tax effect of $360 million.

Teva believes that excluding such items facilitates investors’ understanding of its business. For further information, see below the U.S. GAAP to adjusted non-GAAP reconciliation tables under “Financial Tables” and the information under “Non-GAAP Financial Measures.” Investors should consider non-GAAP financial measures in addition to, and not as replacement for, or superior to, measures of financial performance prepared in accordance with GAAP.

Cash flow generated from operating activities in 2021 was $798 million, compared to $1,216 million in 2020. This decrease was mainly due to lower profit in our North America segment during 2021.

Free cash flow (cash flow generated from operating activities, net of cash used for capital investments and beneficial interest collected in exchange for securitized trade receivables) was $2,196 million in 2021, compared to $2,110 million in 2020. The increase in 2021 resulted mainly from higher cash generated from divestitures of businesses and other assets, partially offset by lower cash flow generated from operating activities.

As of December 31, 2021, our debt was $23,043 million, compared to $25,919 million as of December 31, 2020. This decrease was mainly due to $4,008 million repurchased upon consummation of a cash tender offer, $3,167 million senior notes repaid at maturity and $710 million of exchange rate fluctuations, partially offset by $4,973 million of issued sustainability-linked senior notes net of issuance costs. The portion of total debt classified as short-term as of December 31, 2021 was 6%, compared to 12% as of December 31, 2020, due to a repayment of debt, partially offset by a reclassification of upcoming maturities in 2022. Our average debt maturity was approximately 6.4 years as of December 31, 2021, compared to 5.8 years as of December 31, 2020.

Fourth Quarter 2021 Consolidated Results

Revenues in the fourth quarter of 2021 were $4,100 million, a decrease of 8% in both U.S. dollars and local currency terms compared to the fourth quarter of 2020, mainly due to lower revenues from generic products in North America and COPAXONE, partially offset by higher revenues from AUSTEDO and AJOVY. Revenues continued to be affected by the ongoing impact of the COVID-19 pandemic on markets and on customer stocking and purchasing patterns.

Exchange rate differences between the fourth quarter of 2021 and the fourth quarter of 2020, net of hedging effects negatively impacted revenues by $19 million and positively impacted our GAAP operating income by $15 million. Our non-GAAP operating income was positively impacted by $12 million.

GAAP gross profit was $2,050 million in the fourth quarter of 2021, flat compared to the fourth quarter of 2020. GAAP gross profit margin was 50% in the fourth quarter of 2021, compared to 46% in the fourth quarter of 2020. Non-GAAP gross profit was $2,301 million in the fourth quarter of 2021, a decrease of 1% compared to the fourth quarter of 2020. Non-GAAP gross profit margin was 56.1% in the fourth quarter of 2021, compared to 52.3% in the fourth quarter of 2020. The increase in non-GAAP gross profit margin in the fourth quarter of 2021 resulted mainly from higher revenues from AUSTEDO and AJOVY, higher gross profit margin in our Europe and International Markets segments, partially offset by lower revenues from COPAXONE in North America due to generic competition.

GAAP Research and Development (R&D) expenses in the fourth quarter of 2021 were $244 million, a decrease of 17% compared to the fourth quarter of 2020. Non-GAAP R&D expenses were $229 million, or 5.6% of quarterly revenues, in the fourth quarter of 2021, compared to $254 million, or 5.7% of quarterly revenues, in the fourth quarter of 2020. The decrease in R&D expenses in the fourth quarter of 2021 was mainly due to a decrease in the pain and neuropsychiatry therapeutic areas, partially offset by higher R&D expenses related to generic products including biosimilars.

GAAP Selling and Marketing (S&M) expenses in the fourth quarter of 2021 were $632 million, a decrease of 7% compared to the fourth quarter of 2020. Non-GAAP S&M expenses were $600 million, or 14.6% of quarterly revenues in the fourth quarter of 2021, compared to $627 million, or 14.1% of quarterly revenues in the fourth quarter of 2020.

GAAP General and Administrative (G&A) expenses in the fourth quarter of 2021 were $276 million, a decrease of 15% compared to the fourth quarter of 2020. Non-GAAP G&A expenses were $244 million, or 6% of quarterly revenues in the fourth quarter of 2021, compared to $312 million, or 7% of quarterly revenues in the fourth quarter of 2020.

GAAP other income in the fourth quarter of 2021 was $26 million, compared to $10 million in the fourth quarter of 2020. Non-GAAP other income in the fourth quarter of 2021 was $19 million, compared to $5 million in the fourth quarter of 2020.

GAAP operating income in the fourth quarter of 2021 was $78 million, compared to $406 million in the fourth quarter of 2020. This decrease was mainly due to higher legal settlements and loss contingencies in the fourth quarter of 2021. Non-GAAP operating income in the fourth quarter of 2021 was $1,248 million, an increase of 9% compared to the fourth quarter of 2020.

EBITDA (defined as operating income, excluding amortization and depreciation expenses) was $397 million in the fourth quarter of 2021, compared to EBITDA of $808 million in the fourth quarter of 2020. Adjusted EBITDA (defined as non-GAAP operating income excluding depreciation expenses) was $1,373 million in the fourth of 2021, an increase of 8%, compared to $1,277 million in the fourth quarter of 2020.

GAAP financial expenses for the fourth quarter of 2021 were $253 million, compared to $268 million in the fourth quarter of 2020. Non-GAAP financial expenses were $229 million in the fourth quarter of 2021, compared to $235 million in the fourth quarter of 2020. Financial expenses in the fourth quarter of 2021 and 2020, were mainly comprised of interest expenses of $225 million and $224 million, respectively.

In the fourth quarter of 2021, we recognized a GAAP tax benefit of $24 million on a pre-tax GAAP loss of $175 million. In the fourth quarter of 2020, we recognized a GAAP tax benefit of $22 million on pre-tax GAAP income of $138 million. Non-GAAP income taxes for the fourth quarter of 2021 were $153 million, or 15%, on pre-tax non-GAAP income of $1,019 million. Non-GAAP income taxes in the fourth quarter of 2020 were $141 million, or 16%, on pre-tax non-GAAP income of $905 million.

GAAP net loss attributable to Teva and GAAP diluted loss per share in the fourth quarter of 2021 were $159 million and $0.14, respectively, compared to GAAP net income attributable to Teva and GAAP diluted earnings per share of $150 million and $0.14, respectively, in the fourth quarter of 2020. Non-GAAP net income attributable to Teva and non-GAAP diluted earnings per share in the fourth quarter of 2021 were $854 million and $0.77, respectively, compared to $753 million and $0.68, respectively, in the fourth quarter of 2020.

The weighted average diluted shares outstanding used for the fully diluted share calculation for the three months ended December 31, 2021 and 2020 was 1,103 million shares and 1,100 million shares, respectively. The weighted average diluted shares outstanding used for the fully diluted share calculation on a non-GAAP basis for the three months ended December 31, 2021 and 2020 was 1,108 million and 1,100 million shares, respectively.

Non-GAAP information: Net non-GAAP adjustments in the fourth quarter of 2021 were $1,012 million. Non-GAAP net income and non-GAAP EPS for the fourth quarter were adjusted to exclude the following items:

  Legal settlements and loss contingencies of $604 million;
  Amortization of purchased intangible assets of $188 million, of which $165 million is included in cost of sales and the remaining $24 million in S&M expenses;
  $183 million impairment of long-lived assets comprised of impairments of identifiable intangible assets totaling $129 million and $54 million of tangible assets;
  Restructuring expenses of $37 million;
  Finance expenses of $25 million;
  Contingent consideration of $14 million;
  Purchase of in process R&D of $10 million;
  Equity compensation expenses of $32 million;
  Costs related to regulatory actions taken in facilities of $5 million;
  Divested gain in amount of $5 million;
  Minority interest adjustment of $5 million;
  Other non-GAAP items of $103 million; and
  Related tax effect of $178 million.

Teva believes that excluding such items facilitates investors' understanding of its business. For further information, see below the U.S. GAAP to adjusted non-GAAP reconciliation tables under “Financial Tables” and the information under “Non-GAAP Financial Measures.” Investors should consider non-GAAP financial measures in addition to, and not as replacement for, or superior to, measures of financial performance prepared in accordance with GAAP.

Cash flow generated from operating activities during the fourth quarter of 2021 was $456 million, compared to $331 million in the fourth quarter of 2020. The increase was mainly due to higher profit in the fourth quarter of 2021.

Free cash flow (cash flow generated from operating activities, net of cash used for capital investments and beneficial interest collected in exchange for securitized accounts receivables) was $716 million in the fourth quarter of 2021, compared to $471 million in the fourth quarter of 2020. The increase resulted mainly from higher cash flow generated from operating activities.

Segment Results for the Fourth Quarter of 2021

North America Segment

Our North America segment includes the United States and Canada.

The following table presents revenues, expenses and profit for our North America segment for the three months ended December 31, 2021 and 2020:

	Three months ended December 31,
	2021		2020
	(U.S. $ in millions / % of Segment Revenues)
Revenues	$2,003	100%	$2,300	100%
Gross profit	1,145	57.2%	1,281	55.7%
R&D expenses	151	7.5%	167	7.2%
S&M expenses	255	12.7%	258	11.2%
G&A expenses	88	4.4%	119	5.2%
Other income	(17)	(0.8%)	(1)	§
Segment profit*	$668	33.4%	$738	32.1%

* Segment profit does not include amortization and certain other items.
§ Represents an amount less than 0.5%.

Revenues from our North America segment in the fourth quarter of 2021 were $2,003 million, a decrease of $298 million, or 13%, compared to the fourth quarter of 2020, mainly due to lower revenues from generic products and COPAXONE, partially offset by higher revenues from AUSTEDO.

Our North America segment has experienced some reductions in volume due to less physician and hospital activity during the COVID-19 pandemic, but has also experienced increase in demand for certain products related to the treatment of COVID-19 and its symptoms.

Revenues in the United States, our largest market, were $1,877 million in the fourth quarter of 2021, a decrease of $294 million, or 14%, compared to the fourth quarter of 2020.

Revenues by Major Products and Activities

The following table presents revenues for our North America segment by major products and activities for the three months ended December 31, 2021 and 2020:

	Three months ended December 31,		Percentage Change
	2021	2020-2021	2020-2021
	(U.S. $ in millions)

Generic products	$905	$1,206	(25%)
AJOVY	53	36	49%
AUSTEDO	282	185	52%
BENDEKA®/TREANDA	93	102	(9%)
COPAXONE	129	213	(39%)
ProAir®*	40	67	(40%)
Anda	355	321	11%
Other	146	171	(15%)
Total	$2,003	$2,300	(13%)
_________
* Does not include revenues from the ProAir authorized generic, which are included under generic products.

Generic products revenues in our North America segment in the fourth quarter of 2021 decreased by 25% to $905 million, compared to the fourth quarter of 2020, mainly due to increased competition and lower volumes as well as lower revenues from generic launches in the fourth quarter of 2021.

In the fourth quarter of 2021, our total prescriptions were approximately 76 million representing 8.2% of total U.S. generic prescriptions according to IQVIA data.

AJOVY revenues in our North America segment in the fourth quarter of 2021 were $53 million compared to $36 million in the fourth quarter of 2020. This increase was mainly due to growth in volume and favorable net pricing.

AUSTEDO revenues in our North America segment in the fourth quarter of 2021 were $282 million, compared to $185 million in the fourth quarter of 2020. This increase was mainly due to growth in volume, an increase in average daily dose of new patients as well as favorable net pricing.

BENDEKA and TREANDA combined revenues in our North America segment in the fourth quarter of 2021 decreased by 9% to $93 million, compared to the fourth quarter of 2020, mainly due to availability of alternative therapies and continued competition from Belrapzo® (a ready-to-dilute bendamustine hydrochloride product from Eagle Pharmaceuticals, Inc.).

COPAXONE revenues in our North America segment in the fourth quarter of 2021 decreased by 39% to $129 million, compared to the fourth quarter of 2020, mainly due to generic competition in the United States and availability of alternative therapies.

ProAir (HFA and RespiClick) revenues in our North America segment in the fourth quarter of 2021 decreased by 40% to $40 million, compared to the fourth quarter of 2020. In January 2019, we launched our own ProAir authorized generic in the United States, following the launch of a generic version of Ventolin® HFA, another albuterol inhaler. Revenues from our ProAir authorized generic are included in “generic products” above.

Anda revenues in our North America segment in the fourth quarter of 2021 increased by 11% to $355 million, compared to the fourth quarter of 2020.

North America Gross Profit

Gross profit from our North America segment in the fourth quarter of 2021 was $1,145 million, a decrease of 11% compared to the fourth quarter of 2020. This decrease was mainly due to lower revenues from COPAXONE and generic products, partially offset by higher revenues from AUSTEDO and AJOVY.

Gross profit margin for our North America segment in the fourth quarter of 2021 increased to 57.2%, compared to 55.7% in the fourth quarter of 2020. This increase was mainly due to higher revenues from AUSTEDO.

North America Profit

Profit from our North America segment in the fourth quarter of 2021 was $668 million, a decrease of 9% compared to $738 million in the fourth quarter of 2020. Profit decreased mainly due to lower revenues, partially offset by lower operating expenses, as well as higher other income.

Europe Segment

Our Europe segment includes the European Union, the United Kingdom and certain other European countries.

The following table presents revenues, expenses and profit for our Europe segment for the three months ended December 31, 2021 and 2020:

	Three months ended December 31,
	2021		2020
	(U.S. $ in millions / % of Segment Revenues)
Revenues	$1,268	100%	$1,237	100%
Gross profit	760	59.9%	657	53.1%
R&D expenses	60	4.8%	67	5.4%
S&M expenses	218	17.2%	239	19.4%
G&A expenses	64	5.0%	77	6.2%
Other income	(2)	§	§	§
Segment profit*	$420	33.1%	$273	22.1%
___________
* Segment profit does not include amortization and certain other items.
§ Represents an amount less than $1 million or 0.5%, as applicable.

Revenues from our Europe segment in the fourth quarter of 2021 were $1,268 million, an increase of $31 million, or 2%, compared to the fourth quarter of 2020. In local currency terms, revenues increased by 4%, mainly due to higher demand for generic, OTC and respiratory products due to the impact the COVID-19 pandemic had on purchasing patterns as well as by increasing revenues from AJOVY.

Revenues by Major Products and Activities

The following table presents revenues for our Europe segment by major products and activities for the three months ended December 31, 2021 and 2020:

	Three months ended December 31,		Percentage Change
	2021	2020	2020-2021
	(U.S. $ in millions)
Generic products	$932	$920	1%
AJOVY	29	13	121%
COPAXONE	95	106	(10%)
Respiratory products	93	90	3%
Other	119	107	10%
Total	$1,268	$1,237	2%

Generic products revenues in our Europe segment in the fourth quarter of 2021, including OTC products, increased by 1% to $932 million, compared to the fourth quarter of 2020. In local currency terms, revenues increased by 4%, mainly due to higher demand resulting from the impact the COVID-19 pandemic had on purchasing patterns.

AJOVY revenues in our Europe segment in the fourth quarter of 2021, were $29 million, compared to $13 million in the fourth quarter of 2020, mainly due to launches and reimbursements in additional European countries and growth in existing countries.

COPAXONE revenues in our Europe segment in the fourth quarter of 2021 decreased by 10% to $95 million, compared to the fourth quarter of 2020. In local currency terms, revenues decreased by 7% due to price reductions and a decline in volume resulting from competing glatiramer acetate products.

Respiratory products revenues in our Europe segment in the fourth quarter of 2021 increased by 3% to $93 million, compared to the fourth quarter of 2020. In local currency terms, revenues increased by 5% mainly due to higher demand resulting from the impact the COVID-19 pandemic had on purchasing patterns.

Europe Gross Profit

Gross profit from our Europe segment in the fourth quarter of 2021 was $760 million, an increase of 16% compared to $657 million in the fourth quarter of 2020. This increase was mainly due to higher revenues, as discussed above.

Gross profit margin for our Europe segment in the fourth quarter of 2021 increased to 59.9%, compared to 53.1% in the fourth quarter of 2020. This increase was mainly due to our network consolidation activities.

Europe Profit

Profit from our Europe segment consists of gross profit less R&D expenses, S&M expenses, G&A expenses and any other income related to this segment. Segment profit does not include amortization and certain other items.

Profit from our Europe segment in the fourth quarter of 2021 was $420 million, an increase of 54% compared to $273 million in the fourth quarter of 2020. This increase was mainly due to higher gross profit as discussed above and lower operating expenses.

International Markets Segment

Our International Markets segment includes all countries other than those in our North America and Europe segments. The key markets in this segment are Japan, Russia and Israel.

On February 1, 2021, we completed the sale of the majority of the generic and operational assets of our business venture in Japan.

The following table presents revenues, expenses and profit for our International Markets segment for the three months ended December 31, 2021 and 2020:

	Three months ended December 31,
	2021		2020
	(U.S. $ in millions / % of Segment Revenues)
Revenues	$527	100%	$572	100%
Gross profit	292	55.3%	268	46.9%
R&D expenses	17	3.2%	19	3.3%
S&M expenses	114	21.6%	115	20.1%
G&A expenses	30	5.7%	40	6.9%
Other income	§	§	(1)	§
Segment profit*	$131	24.8%	$96	16.8%
__________
* Segment profit does not include amortization and certain other items.
§ Represents an amount less than $1 million or 0.5%, as applicable.

Revenues from our International Markets segment in the fourth quarter of 2021 were $527 million, a decrease of $45 million, or 8%, compared to the fourth quarter of 2020. In local currency terms, revenues decreased by 7% compared to the fourth quarter of 2020, mainly due to lower sales in Japan resulting from the divestment mentioned above, partially offset by higher revenues in most markets.

Revenues by Major Products and Activities

The following table presents revenues for our International Markets segment by major products and activities for the three months ended December 31, 2021 and 2020:

	Three months ended December 31,		Percentage Change
	2021	2020	2020-2021
	(U.S. $ in millions)
Generic products	$438	$488	(10%)
AJOVY	4	1	321%
COPAXONE	8	15	(45%)
Other	77	67	13%
Total	$527	$572	(8%)

Generic products revenues in our International Markets segment, which include OTC products, were $438 million in the fourth quarter of 2021, a decrease of 10% compared to the fourth quarter of 2020. In local currency terms, revenues decreased by 7%, mainly due to lower sales in Japan resulting from the divestment mentioned above, partially offset by higher revenues in most markets.

AJOVY was launched in certain markets in our International Markets segment, including in Japan during the third quarter of 2021. We are moving forward with plans to launch AJOVY in other markets. AJOVY revenues in our International Markets segment in the fourth quarter of 2021 were $4 million, compared to $1 million in the fourth quarter of 2020.

COPAXONE revenues in our International Markets segment in the fourth quarter of 2021 decreased by 45% to $8 million, compared to the fourth quarter of 2020. In local currency terms, revenues decreased by 39%.

International Markets Gross Profit

Gross profit from our International Markets segment in the fourth quarter of 2021 was $292 million, an increase of 9% compared to $268 million in the fourth quarter of 2020. Gross profit margin for our International Markets segment in the fourth quarter of 2021 increased to 55.3%, compared to 46.9% in the fourth quarter of 2020. This increase was mainly due to higher profitability resulting from the divestment in Japan mentioned above, partially offset by regulatory price reductions and generic competition to off-patented products in Japan.

International Markets Profit

Profit from our International Markets segment in the fourth quarter of 2021 was $131 million, compared to $96 million in the fourth quarter of 2020. This increase was mainly due to higher gross profit as well as lower G&A expenses.

Other Activities

We have other sources of revenues, primarily the sale of active pharmaceutical ingredients ("APIs") to third parties, certain contract manufacturing services and an out-licensing platform offering a portfolio of products to other pharmaceutical companies through our affiliate Medis. Our other activities are not included in our North America, Europe or International Markets segments.

Our revenues from other activities in the fourth quarter of 2021 were $302 million, a decrease of 12% compared to the fourth quarter of 2020. In local currency terms revenues decreased by 11%, mainly due to a decrease in volumes from API and Medis resulting from the COVID-19 pandemic, as well as lower revenues from contract manufacturing services.

API sales to third parties in the fourth quarter of 2021 were $206 million, a decrease of 2% in both U.S. dollars and local currency terms, compared to the fourth quarter of 2020.

Outlook for 2022 Non-GAAP Results

$ billions, except EPS	2022 Outlook	2021 Actual
Revenues	15.6 - 16.2	15.9
COPAXONE ($m)	~850	1,005
AUSTEDO ($m)	~1,000	808
AJOVY ($m)	~400	313
Operating Income	4.2-4.5	4.4
EBITDA	4.7-5.0	4.9
EPS ($)	2.40-2.60	2.58
Share Count	1,114 million shares	1,107 million shares
Free Cash Flow	1.9 - 2.2	2.2
CAPEX	0.6	0.6
Non-GAAP Tax Rate	18% - 19%	16.4%

Annual Report on Form 10-K

Teva's Annual Report on Form 10-K for the year ended December 31, 2021, which will be filed with the SEC, will include a complete analysis of the financial results for 2021 and will be available on Teva’s website: http://ir.tevapharm.com, as well as on the SEC’s website: http://www.sec.gov.

Conference Call

Teva will host a conference call and live webcast along with a slide presentation on Wednesday, February 9, 2021 at 8:00 a.m. ET to discuss its fourth quarter and annual 2021 results and overall business environment. A question & answer session will follow.

In order to participate, please dial the following numbers:

United States 1-877-870-9135

International +44 (0) 2071 928338
Israel 1-809-213-985

Passcode: 6372826.

A live webcast of the call will be available on Teva's website at: http://ir.tevapharm.com/. Please log in at least 10 minutes prior to the conference call in order to download the applicable audio software.

Following the conclusion of the call, a replay of the webcast will be available within 24 hours on the Company's website or by calling the following numbers: United States 1-866-331-1332; International +44 (0) 3333 009785; passcode: 6372826.

About Teva

Teva Pharmaceutical Industries Ltd. (NYSE and TASE: TEVA) has been developing and producing medicines to improve people’s lives for more than a century. We are a global leader in generic and specialty medicines with a portfolio consisting of over 3,500 products in nearly every therapeutic area. Around 200 million people around the world take a Teva medicine every day, and are served by one of the largest and most complex supply chains in the pharmaceutical industry. Along with our established presence in generics, we have significant innovative research and operations supporting our growing portfolio of specialty and biopharmaceutical products. Learn more at www.tevapharm.com.

Some amounts in this press release may not add up due to rounding. All percentages have been calculated using unrounded amounts.

Non-GAAP Financial Measures

This press release contains certain financial information that differs from what is reported under accounting principles generally accepted in the United States ("GAAP"). These non-GAAP financial measures, including, but not limited to, non-GAAP EPS, non-GAAP operating income, non-GAAP gross profit, non-GAAP gross profit margin, EBITDA, Adjusted EBITDA, non-GAAP R&D expenses, non-GAAP S&M expenses, non-GAAP G&A expenses, non-GAAP financial expenses, non-GAAP income taxes, non-GAAP income (loss) before income taxes, non-GAAP tax rate, non-GAAP net income (loss), non-GAAP net income (loss) attributable to Teva and non-GAAP diluted EPS are presented in order to facilitates investors' understanding of our business. We utilize certain non-GAAP financial measures to evaluate performance, in conjunction with other performance metrics. The following are examples of how we utilize the non-GAAP measures: our management and board of directors use the non-GAAP measures to evaluate our operational performance, to compare against work plans and budgets, and ultimately to evaluate the performance of management; our annual budgets are prepared on a non-GAAP basis; and senior management’s annual compensation is derived, in part, using these non-GAAP measures. See the attached tables for a reconciliation of the GAAP results to the adjusted non-GAAP figures. Investors should consider non-GAAP financial measures in addition to, and not as replacements for, or superior to, measures of financial performance prepared in accordance with GAAP. We are not providing forward looking guidance for GAAP reported financial measures or a quantitative reconciliation of forward-looking non-GAAP financial measures to the most directly comparable GAAP measure because we are unable to predict with reasonable certainty the ultimate outcome of certain significant items without unreasonable effort.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which are based on management’s current beliefs and expectations and are subject to substantial risks and uncertainties, both known and unknown, that could cause our future results, performance or achievements to differ significantly from that expressed or implied by such forward-looking statements. Important factors that could cause or contribute to such differences include risks relating to:

  our ability to successfully compete in the marketplace, including: that we are substantially dependent on our generic products; consolidation of our customer base and commercial alliances among our customers; delays in launches of new generic products; the increase in the number of competitors targeting generic opportunities and seeking U.S. market exclusivity for generic versions of significant products; our ability to develop and commercialize biopharmaceutical products; competition for our specialty products, including AUSTEDO, AJOVY and COPAXONE; our ability to achieve expected results from investments in our product pipeline; our ability to develop and commercialize additional pharmaceutical products; and the effectiveness of our patents and other measures to protect our intellectual property rights;
  our substantial indebtedness, which may limit our ability to incur additional indebtedness, engage in additional transactions or make new investments, may result in a further downgrade of our credit ratings; and our inability to raise debt or borrow funds in amounts or on terms that are favorable to us;
  our business and operations in general, including: uncertainty regarding the COVID-19 pandemic and the governmental and societal responses thereto; our ability to successfully execute and maintain the activities and efforts related to the measures we have taken or may take in response to the COVID-19 pandemic and associated costs therewith; effectiveness of our optimization efforts; our ability to attract, hire and retain highly skilled personnel; manufacturing or quality control problems; interruptions in our supply chain; disruptions of information technology systems; breaches of our data security; variations in intellectual property laws; challenges associated with conducting business globally, including political or economic instability, major hostilities or terrorism; costs and delays resulting from the extensive pharmaceutical regulation to which we are subject or delays in governmental processing time due to travel and work restrictions caused by the COVID-19 pandemic;
  the effects of reforms in healthcare regulation and reductions in pharmaceutical pricing, reimbursement and coverage; significant sales to a limited number of customers; our ability to successfully bid for suitable acquisition targets or licensing opportunities, or to consummate and integrate acquisitions; and our prospects and opportunities for growth if we sell assets;
  compliance, regulatory and litigation matters, including: failure to comply with complex legal and regulatory environments; increased legal and regulatory action in connection with public concern over the abuse of opioid medications and our ability to reach a final resolution of the remaining opioid-related litigation; scrutiny from competition and pricing authorities around the world, including our ability to successfully defend against the U.S. Department of Justice criminal charges of Sherman Act violations; potential liability for patent infringement; product liability claims; failure to comply with complex Medicare and Medicaid reporting and payment obligations; compliance with anti-corruption sanctions and trade control laws; environmental risks; and the impact of ESG issues;
  other financial and economic risks, including: our exposure to currency fluctuations and restrictions as well as credit risks; potential impairments of our intangible assets; potential significant increases in tax liabilities (including as a result of potential tax reform in the United States); and the effect on our overall effective tax rate of the termination or expiration of governmental programs or tax benefits, or of a change in our business;
  and other factors discussed in this press release and in our Annual Report on Form 10-K for the year ended December 31, 2021, including in the sections captioned "Risk Factors” and “Forward Looking Statements.” Forward-looking statements speak only as of the date on which they are made, and we assume no obligation to update or revise any forward-looking statements or other information contained herein, whether as a result of new information, future events or otherwise. You are cautioned not to put undue reliance on these forward-looking statements.

Consolidated Statements of Income (Loss)
(U.S. dollars in millions, except share and per share data)

		Three months ended		Year ended
		December 31,		December 31,
		2021	2020	2021	2020
		(Unaudited)	(Unaudited)	(Audited)	(Audited)
Net revenues		4,100	4,454	15,878	16,659
Cost of sales		2,049	2,405	8,284	8,933
Gross profit		2,050	2,048	7,594	7,726
Research and development expenses, net		244	293	967	997
Selling and marketing expenses		632	683	2,429	2,498
General and administrative expenses		276	327	1,099	1,173
Intangible assets impairment		129	224	424	1,502
Goodwill impairment		-	-	-	4,628
Other asset impairments, restructuring and other items		113	75	341	479
Legal settlements and loss contingencies		604	50	717	60
Other income		(26)	(10)	(98)	(40)
Operating income (loss)		78	406	1,716	(3,572)
Financial expenses – net		253	268	1,058	834
Income (loss) before income taxes		(175)	138	658	(4,406)
Income taxes (benefit)		(24)	(22)	211	(168)
Share in (profits) losses of associated companies, net		-	(3)	(9)	(138)
Net income (loss)		(151)	162	456	(4,099)
Net income (loss) attributable to non-controlling interests		7	12	39	(109)
Net income (loss) attributable to Teva		(159)	150	417	(3,990)

Earnings (loss) per share attributable to Teva:	Basic ($)	(0.14)	0.14	0.38	(3.64)
	Diluted ($)	(0.14)	0.14	0.38	(3.64)
Weighted average number of shares (in millions):	Basic	1,103	1,096	1,102	1,095
	Diluted	1,103	1,100	1,107	1,095

Non-GAAP net income attributable to Teva:*		854	753	2,855	2,830
Non-GAAP net income attributable to Teva for diluted earnings per share:		854	753	2,855	2,830

Non-GAAP earnings per share attributable to Teva:*	Basic ($)	0.77	0.69	2.59	2.58
	Diluted ($)	0.77	0.68	2.58	2.57

Non-GAAP average number of shares (in millions):	Basic	1,103	1,096	1,102	1,095
	Diluted	1,108	1,100	1,107	1,099

* See reconciliation attached.

Condensed Consolidated Balance Sheets
(U.S. dollars in millions)
(Audited)

	December 31,	December 31,
	2021	2020
ASSETS
Current assets:
Cash and cash equivalents	2,165	2,177
Accounts receivables, net of allowance for credit losses of $90 million and $126 million as of December 31, 2021 and December 31, 2020	4,529	4,581
Inventories	3,818	4,403
Prepaid expenses	1,075	945
Other current assets	965	710
Assets held for sale	19	189
Total current assets	12,573	13,005
Deferred income taxes	596	695
Other non-current assets	515	538
Property, plant and equipment, net	5,982	6,296
Operating lease right-of-use assets	495	559
Identifiable intangible assets, net	7,466	8,923
Goodwill	20,040	20,624
Total assets	47,666	50,640

LIABILITIES & EQUITY
Current liabilities:
Short-term debt	1,426	3,188
Sales reserves and allowances	4,241	4,824
Trade payables	1,686	1,756
Employee-related obligations	563	685
Accrued expenses	2,208	1,780
Other current liabilities	903	933
Total current liabilities	11,027	13,164

Long-term liabilities:
Deferred income taxes	784	964
Other taxes and long-term liabilities	2,578	2,240
Senior notes and loans	21,617	22,731
Operating lease liabilities	416	479
Total long-term liabilities	25,395	26,414
Equity:
Teva shareholders’ equity	10,278	10,026
Non-controlling interests	966	1,035
Total equity	11,244	11,061
Total liabilities and equity	47,666	50,640

TEVA PHARMACEUTICAL INDUSTRIES LIMITED
CONSOLIDATED STATEMENTS OF CASH FLOWS
(U.S. dollars in millions)
(Unaudited)

	Year ended		Three months ended
	December 31,		December 31,
	2021	2020	2021	2020
Operating activities:	(Audited)	(Audited)	(Unaudited)	(Unaudited)
Net income (loss)	$456	$(4,099)	$(152)	$162
Adjustments to reconcile net income (loss) to net cash provided by operations:
Impairment of goodwill, long-lived assets and assets held for sale	584	6,546	183	232
Depreciation and amortization	1,330	1,557	320	395
Net change in operating assets and liabilities	(1,701)	(2,188)	180	(561)
Deferred income taxes — net and uncertain tax positions	(120)	(696)	(133)	(40)
Stock-based compensation	119	129	33	38
Other items	16	100	20	46
Research and development in process	10	80	10	40
Net loss (gain) from investments and from sale of business and long lived assets	104	(213)	(5)	19
Net cash provided by operating activities	798	1,216	456	331

Investing activities:
Beneficial interest collected in exchange for securitized trade receivables	1,648	1,405	370	303
Proceeds from sale of business and long lived assets	311	67	42	13
Purchases of property, plant and equipment	(562)	(578)	(153)	(176)
Purchases of investments and other assets	(47)	(55)	(11)	(9)
Proceeds from sale of investments	172	12	-	-
Other investing activities	1	12	(2)	10
Net cash provided by investing activities	1,523	863	246	141

Financing activities:
Repayment of senior notes and loans and other long term liabilities	(6,649)	(1,871)	(5,174)	-
Proceeds from senior notes, net of issuance costs	4,974	-	4,974	-
Proceeds from short term debt	700	550	200	319
Repayment of short term debt	(700)	(559)	(500)	(443)
Redemption of convertible debentures	(491)	-	-	-
Other financing activities	(6)	(5)	(1)	(1)
Net cash used in financing activities	(2,172)	(1,885)	(501)	(125)
Translation adjustment on cash and cash equivalents	(128)	8	(48)	3
Net change in cash and cash equivalents and restricted cash	$21	$202	$153	$350
Balance of cash and cash equivalents and restricted cash at beginning of year	2,177	1,975	2,045	1,827
Balance of cash and cash equivalents and restricted cash at end of year	2,198	2,177	2,198	2,177

Reconciliation of cash, cash equivalents and restricted cash reported in the consolidated balance sheets:
Cash and cash equivalents	2,165	2,177	2,165	2,177
Restricted cash included in other current assets	33	-	33	-
Total cash, cash equivalents and restricted cash shown in the statements of cash flows	2,198	2,177	2,198	2,177

	Three Months Ended December 31, 2021
	U.S. $ and shares in millions (except per share amounts)
	GAAP	Excluded for non GAAP measurement											Non GAAP
		Amortization of purchased intangible assets	Legal settlements and loss contingencies	Impairment of long-lived assets	Other R&D expenses	Restructuring costs	Costs related to regulatory actions taken in facilities	Equity compensation	Contingent consideration	Gain on sale of business	Other non GAAP items	Other items
Net revenue	4,100												4,100
Cost of sales	2,049	165					5	6			75		1,798
Gross profit	2,050	165	-	-	-	-	5	6	-	-	75	-	2,301
Gross profit margin	50.0%												56.1%
R&D	244				10			5			-		229
S&M	632	24						8			-		600
G&A	276							12			20		244
Other income	(26)									(7)			(19)
Legal settlements and loss contingencies	604		604										-
Other asset impairments, restructuring and other items	113			54		37			14		8		-
Intangible assets impairment	129			129									-
Operating income (loss)	78	188	604	183	10	37	5	32	14	(7)	103	-	1,248
Financial expenses	253											25	229
Income (loss) before income taxes	(175)	188	604	183	10	37	5	32	14	(7)	103	25	1,019
Income taxes	(24)											(178)	153
Net income (loss)	(151)	188	604	183	10	37	5	32	14	(7)	103	(153)	866
Net income (loss) attributable to non-controlling interests	7											(5)	12
Net income (loss) attributable to Teva	(159)	188	604	183	10	37	5	32	14	(7)	103	(158)	854

EPS - Basic	(0.14)											0.92	0.77
EPS - Diluted	(0.14)											0.91	0.77

		The non-GAAP diluted weighted average number of shares was 1,108 million for the three months ended December 31, 2021.
		Non-GAAP income taxes for the three months ended December 31, 2021 were 15% on pre-tax non-GAAP income.

* Other non-GAAP items include other exceptional items that we believe are sufficiently large that their exclusion is important to facilitate an understanding of trends in our financial results, such as certain accelerated depreciation expenses and inventory write offs, primarily related to the rationalization of our plants and other unusual events.

Adjusted EBITDA reconciliation
Operating income (loss)	78
Add:
Depreciation	132
Amortization	188
EBITDA	397
Legal settlements and loss contingencies	604
Impairment of long lived assets	183
Other R&D expenses	10
Restructuring costs	37
Costs related to regulatory actions taken in facilities	5
Equity compensation	32
Contingent consideration	14
Gain on sale of business	(7)
Other non-GAAP items (excluding accelerated depreciation of $4.7 million)*	98
Adjusted EBITDA	1,373

* Other non-GAAP items include other exceptional items that we believe are sufficiently large that their exclusion is important to facilitate an understanding of trends in our financial results, such as certain accelerated depreciation expenses and inventory write offs, primarily related to the rationalization of our plants and other unusual events.

	Three Months Ended December 31, 2020
	U.S. $ and shares in millions (except per share amounts)
	GAAP	Excluded for non GAAP measurement											Non GAAP
		Amortization of purchased intangible assets	Legal settlements and loss contingencies	Impairment of long-lived assets	Other R&D expenses	Restructuring costs	Costs related to regulatory actions taken in facilities	Equity compensation	Contingent consideration	Gain on sale of business	Other non GAAP items	Other items
Net revenue	4,454												4,454
Cost of sales	2,405	231					7	8			34		2,126
Gross profit	2,048	231	-	-	-	-	7	8	-	-	34	-	2,327
Gross profit margin	46.0%												52.3%
R&D expenses	293				34			6			-		254
S&M expenses	683	31						11			14		627
G&A expenses	327							15			-		312
Other (income) expense	(10)									(5)			(5)
Legal settlements and loss contingencies	50		50										-
Other asset impairments, restructuring and other items	75			8		38			15		14		-
Intangible assets impairment	224			224									-
Operating income (loss)	406	262	50	233	34	38	7	40	15	(5)	62	-	1,140
Financial expenses	268											33	235
Income (loss) before income taxes	138	262	50	233	34	38	7	40	15	(5)	62	33	905
Income taxes	(22)											(162)	141
Share in profits (losses) of associated companies – net	(3)											-	(3)
Net income (loss)	162	262	50	233	34	38	7	40	15	(5)	62	(129)	767
Net income (loss) attributable to non-controlling interests	12											(2)	14
Net income (loss) attributable to Teva	150	262	50	233	34	38	7	40	15	(5)	62	(131)	753

EPS - Basic	0.14											0.55	0.69
EPS - Diluted	0.14											0.55	0.68

		The non-GAAP diluted weighted average number of shares was 1,100 million for the three months ended December 31, 2020.
		Non-GAAP income taxes for the three months ended December 31, 2021 were 16% on pre-tax non-GAAP income.

* Other non-GAAP items include other exceptional items that we believe are sufficiently large that their exclusion is important to facilitate an understanding of trends in our financial results, such as certain accelerated depreciation expenses and inventory write offs, primarily related to the rationalization of our plants and other unusual events.

Adjusted EBITDA reconciliation
Operating income (loss)		406
Add:
Depreciation		140
Amortization		262
EBITDA		808
Legal settlements and loss contingencies		50
Impairment of long lived assets		233
Other R&D expenses		34
Restructuring costs		38
Costs related to regulatory actions taken in facilities		7
Equity compensation		40
Contingent consideration		15
Gain on sale of business		(5)
Other non-GAAP items (excluding accelerated depreciation of $3 million)*		58
		1,277

* Other non-GAAP items include other exceptional items that we believe are sufficiently large that their exclusion is important to facilitate an understanding of trends in our financial results, such as certain accelerated depreciation expenses and inventory write offs, primarily related to the rationalization of our plants and other unusual events.

	Year Ended December 31, 2021
	(U.S. $ and shares in millions, except per share amounts)
	GAAP	Excluded for non-GAAP measurement											Non-GAAP
		Amortization of purchased intangible assets	Legal settlements and loss contingencies	Impairment of long-lived assets	Other R&D expenses	Restructuring costs	Costs related to regulatory actions taken in facilities	Equity compensation	Contingent consideration	Gain on sale of business	Other non- GAAP items	Other items
Net revenue	15,878												15,878
Cost of sales	8,284	702					23	23			270		7,266
Gross profit	7,594	702	-	-	-	-	23	23	-	-	270	-	8,612
Gross profit margin	48.0%												54.0%
R&D expenses	967				15			19			-		933
S&M expenses	2,429	99						33			-		2,297
G&A expenses	1,099							43			27		1,029
Other (income) expense	(98)									(51)			(48)
Legal settlements and loss contingencies	717		717										-
Other asset impairments, restructuring and other items	341			160		133			7		40		-
Intangible assets impairment	424			424									-
Operating income (loss)	1,716	802	717	584	15	133	23	118	7	(51)	337	-	4,401
Financial expenses	1,058											128	930
Income (loss) before income taxes	658	802	717	584	15	133	23	118	7	(51)	337	128	3,471
Income taxes	211											(360)	570
Share in profits (losses) of associated companies – net	(9)											(1)	(8)
Net income (loss)	456	802	717	584	15	133	23	118	7	(51)	337	(232)	2,909
Net income (loss) attributable to non-controlling interests	39											(15)	54
Net income (loss) attributable to Teva	417	802	717	584	15	133	23	118	7	(51)	337	(247)	2,855

EPS - Basic	0.38											2.21	2.59
EPS - Diluted	0.38											2.20	2.58

		The non-GAAP diluted weighted average number of shares was 1,107 million for the year ended December 31, 2021.
		Non-GAAP income taxes for the year ended December 31, 2021 were 16% on pre-tax non-GAAP income.

* Other non-GAAP items include other exceptional items that we believe are sufficiently large that their exclusion is important to facilitate an understanding of trends in our financial results, such as certain accelerated depreciation expenses and inventory write offs, primarily related to the rationalization of our plants and other unusual events.

Adjusted EBITDA reconciliation
Operating income (loss)	1,716
Add:
Depreciation	528
Amortization	802
EBITDA	3,046
Legal settlements and loss contingencies	717
Impairment of long lived assets	584
Other R&D costs	15
Restructuring costs	133
Costs related to regulatory actions taken in facilities	23
Equity compensation	118
Contingent consideration	7
Gain on sale of business	(51)
Other non-GAAP items (excluding accelerated depreciation of $18 million)*	318
Adjusted EBITDA	4,911

* Other non-GAAP items include other exceptional items that we believe are sufficiently large that their exclusion is important to facilitate an understanding of trends in our financial results, such as certain accelerated depreciation expenses and inventory write offs, primarily related to the rationalization of our plants and other unusual events.

	Year ended December 31, 2020
	(U.S. $ and shares in millions, except per share amounts)
	GAAP	Excluded for non-GAAP measurement												Non-GAAP
		Amortization of purchased intangible assets	Legal settlements and loss contingencies	Goodwill impairment	Impairment of long-lived assets	Other R&D expenses	Restructuring costs	Costs related to regulatory actions taken in facilities	Equity compensation	Contingent consideration	Gain on sale of business	Other non- GAAP items	Other items
Net revenue	16,659													16,659
Cost of sales	8,933	894						23	27			63		7,925
Gross profit	7,726	894						23	27			63		8,734
Gross profit margin	46.4%													52.4%
R&D expenses	997					37			20			-		941
S&M expenses	2,498	126							36			14		2,322
G&A expenses	1,173								46			12		1,115
Other (income) expense	(40)										(8)			(31)
Legal settlements and loss contingencies	60		60											-
Other asset impairments, restructuring and other items	479				416		120			(81)		24		-
Intangible assets impairment	1,502				1,502									-
Goodwill impairment	4,628			4,628										-
Operating income (loss)	(3,572)	1,020	60	4,628	1,918	37	120	23	129	(81)	(8)	114	-	4,388
Financial expenses, net	834												(85)	918
Income (loss) before income taxes	(4,406)	1,020	60	4,628	1,918	37	120	23	129	(81)	(8)	114	(85)	3,470
Income taxes	(168)												(745)	577
Share in profits (losses) of associated companies – net	(138)												(134)	(4)
Net income (loss)	(4,099)	1,020	60	4,628	1,918	37	120	23	129	(81)	(8)	114	(964)	2,897
Net income (loss) attributable to non-controlling interests	(109)												(177)	68
Net income (loss) attributable to Teva	(3,990)	1,020	60	4,628	1,918	37	120	23	129	(81)	(8)	114	(1,140)	2,830
EPS - Basic	(3.64)												6.23	2.58
EPS - Diluted	(3.64)												6.22	2.57

		The non-GAAP diluted weighted average number of shares was 1,099 million for the year ended December 31, 2020.
		Non-GAAP income taxes for the year ended December 31, 2020 were 17% on pre-tax non-GAAP income.

* Other non-GAAP items include other exceptional items that we believe are sufficiently large that their exclusion is important to facilitate an understanding of trends in our financial results, such as certain accelerated depreciation expenses and inventory write offs, primarily related to the rationalization of our plants and other unusual events.

Adjusted EBITDA reconciliation
Operating income (loss)	(3,572)
Add:
Depreciation	545
Amortization	1,020
EBITDA	(2,007)
Legal settlements and loss contingencies	60
Goodwill impairment	4,628
Impairment of long lived assets	1,918
Other R&D expenses	37
Restructuring costs	120
Costs related to regulatory actions taken in facilities	23
Equity compensation	129
Contingent consideration	(81)
Gain on sale of business	(8)
Other non-GAAP items (excluding accelerated depreciation of $21 million)*	93
Adjusted EBITDA	4,912

* Other non-GAAP items include other exceptional items that we believe are sufficiently large that their exclusion is important to facilitate an understanding of trends in our financial results, such as certain accelerated depreciation expenses and inventory write offs, primarily related to the rationalization of our plants and other unusual events.

	Segment Information

	North America		Europe		International Markets
	Three months ended December 31,		Three months ended December 31,		Three months ended December 31,
	2021	2020	2021	2020	2021	2020

	(U.S. $ in millions)		(U.S. $ in millions)		(U.S. $ in millions)

Revenues	$2,003	$2,300	$1,268	$1,237	$527	$572
Gross profit	1,145	1,281	760	657	292	268
R&D expenses	151	167	60	67	17	19
S&M expenses	255	258	218	239	114	115
G&A expenses	88	119	64	77	30	40
Other (income) expense	(17)	(1)	(2)	§	§	(1)
Segment profit	$668	$738	$420	$273	$131	$96

	Segment Information

	North America		Europe		International Markets
	Year ended December 31,		Year ended December 31,		Year ended December 31,
	2021	2020	2021	2020	2021	2020

	(U.S. $ in millions)		(U.S. $ in millions)		(U.S. $ in millions)

Revenues	$7,809	$8,447	$4,886	$4,757	$2,032	$2,154
Gross profit	4,226	4,489	2,823	2,666	1,118	1,096
R&D expenses	618	622	244	247	68	70
S&M expenses	988	1,013	846	830	417	427
G&A expenses	427	443	244	261	109	136
Other (income) expense	(31)	(10)	(5)	(3)	(5)	(11)
Segment profit	$2,224	$2,421	$1,494	$1,331	$529	$474

Reconciliation of our segment profit
to consolidated income before income taxes
	Three months ended
	December 31,
	2021	2020

	(U.S.$ in millions)

North America profit	$668	$738
Europe profit	420	273
International Markets profit	131	96
Total segment profit	1,219	1,107
Profit of other activities	29	33
Total segment profit	1,248	1,140
Amounts not allocated to segments:
Amortization	188	262
Other asset impairments, restructuring and other items	113	75
Intangible asset impairments	129	224
Legal settlements and loss contingencies	604	50
Other unallocated amounts	136	123
Consolidated operating income (loss)	78	406
Financial expenses - net	253	268
Consolidated income (loss) before income taxes	$(175)	$138

Reconciliation of our segment profit
to consolidated income before income taxes
	Year ended
	December 31,
	2021	2020

	(U.S.$ in millions)

North America profit	$2,224	$2,421
Europe profit	1,494	1,331
International Markets profit	529	474
Total segment profit	4,246	4,225
Profit (loss) of other activities	154	163
Total segment profit	4,401	4,388
Amounts not allocated to segments:
Amortization	802	1,020
Other asset impairments, restructuring and other items	341	479
Goodwill impairment	-	4,628
Intangible asset impairments	424	1,502
Legal settlements and loss contingencies	717	60
Other unallocated amounts	402	271
Consolidated operating income (loss)	1,716	(3,572)
Financial expenses - net	1,058	834
Consolidated income (loss) before income taxes	$658	$(4,406)

Revenues by Activity and Geographical Area
(Unaudited)

	Three months ended
	December 31,		Percentage Change
	2021	2020	2020-2021
	(U.S.$ in millions)
North America segment
Generics products	$905	$1,206	(25%)
AJOVY	53	36	49%
AUSTEDO	282	185	52%
BENDEKA/TREANDA	93	102	(9%)
COPAXONE	129	213	(39%)
ProAir*	40	67	(40%)
Anda	355	321	11%
Other	146	171	(15%)
Total	2,003	2,300	(13%)

* Does not include revenues from the ProAir authorized generic, which are included under generic products.
	Three months ended
	December 31,		Percentage Change
	2021	2020	2020-2021
	(U.S.$ in millions)
Europe segment
Generics products	$932	$920	1%
AJOVY	29	13	121%
COPAXONE	95	106	(10%)
Respiratory products	93	90	3%
Other	119	107	10%
Total	1,268	1,237	2%

	Three months ended
	December 31,		Percentage Change
	2021	2020	2020-2021
	(U.S.$ in millions)
International Markets segment
Generics products	$438	$488	(10%)
AJOVY	4	1	321%
COPAXONE	8	15	(45%)
Other	77	67	13%
Total	527	572	(8%)

Revenues by Activity and Geographical Area
(Unaudited)

	Year ended
	December 31,		Percentage Change
	2021	2020	2020-2021
	(U.S.$ in millions)
North America segment
Generics products	$3,769	4,010	(6%)
AJOVY	176	134	31%
AUSTEDO	802	637	26%
BENDEKA/TREANDA	385	415	(7%)
COPAXONE	577	884	(35%)
ProAir*	180	241	(25%)
Anda	1,323	1,462	(9%)
Other	597	664	(10%)
Total	7,809	8,447	(8%)

* Does not include revenues from the ProAir authorized generic, which are included under generic products.

	Year ended
	December 31,		Percentage Change
	2021	2020	2020-2021
	(U.S.$ in millions)
Europe segment
Generics products	$3,569	$3,513	2%
AJOVY	87	31	184%
COPAXONE	391	400	(2%)
Respiratory products	356	353	1%
Other	483	459	5%
Total	4,886	4,757	3%

	Year ended
	December 31,		Percentage Change
	2021	2020	2020-2021
	(U.S.$ in millions)
International Markets segment
Generics products	$1,649	$1,792	(8%)
AJOVY	50	18	179%
COPAXONE	37	53	(29%)
Other	295	291	1%
Total	2,032	2,154	(6%)

Free cash flow reconciliation
(Unaudited)

	Three months ended December 31,
	2021	2020

	(U.S. $ in millions)

Net cash provided by operating activities	456	331
Beneficial interest collected in exchange for securitized accounts receivables	370	303
Purchase of property, plant and equipment	(153)	(176)
Proceeds from sale of business and long lived assets	43	13
Free cash flow	$716	$471

Free cash flow reconciliation
(Unaudited)

	Year ended December 31,
	2021	2020

	(U.S. $ in millions)

Net cash provided by operating activities	798	1,216
Beneficial interest collected in exchange for securitized accounts receivables	1,648	1,405
Purchases of property, plant and equipment	(562)	(578)
Proceeds from sale of business and long lived assets	311	67
Free cash flow	$2,196	$2,110

Contacts

IR Contacts
Ran Meir (267) 468-4475
Yael Ashman +972 (3) 914 8262

PR Contacts
Kelley Dougherty (973) 832-2810
Eden Klein +972 (3) 906 2645